Exhibit (c)(4)

Section 3 Leveraged Recapitalization Analysis

Station Casinos Recapitalization Analysis One alternative for the Company to consider is a leveraged recapitalization, in which leverage is increased and a large dividend is paid out to shareholders The potential advantages for the Company’s stockholders of a leveraged recapitalization include: The immediate cash dividend The benefits of leverage Increased return on equity if the Company performs according to projections Some disadvantages to a public company leveraged recapitalization include: Public markets may be wary of high leverage levels Introduces much greater volatility into the stock price Enhanced levels of risk for the equity and operationally for management Debt may be more difficult to raise in the absence of new equity As noted in the following pages, the leverage recapitalization results in significantly higher leverage levels, which may result in; Potential trading multiple compression Much higher cost of equity CONFIDENTIAL 16

Station Casinos Recapitalization Analysis (cont.) For our analysis, we have assumed the Company could take on the same level of leverage as assumed in the LBO and reviewed the following scenarios: Scenario 1—”Rollover Public Debt” assumes Company can rollover its existing debt in connection with the recapitalization Scenario 2—”Refinance Public Debt with CMBS” assumes the Company must refinance its existing debt in conjunction with the recapitalization and does so with additional CMBS proceeds Our analysis calculates the Company’s stock price in the recap versus the status quo projections case based on various methodologies including: Current EBITDA multiple Discounted stock price analysis CONFIDENTIAL 17

Station Casinos Sources & Uses of Leveraged Recapitalization Scenario 1—Rollover Public Debt ($ in millions) Sources Amount % Uses Amount % New Revolver $350.0 6.5% Dividend $1,934.5 36.0% New CMBS 2,725.0 50.7 Rollover Public Debt(1) 2,300.0 42.8 Rollover Public Debt(1) 2,300.0 42.8 Repay Existing Bank Debt 1,104.5 20.5 Financing Fees & Expenses 36.0 0.7 Total $5,375.0 100.0% Total $5,375.0 100.0% Dividend Per Share(2) $33.80 Scenario 2—Refinance Public Debt with CMBS ($ in millions) Sources Amount % Uses Amount % New Revolver $350.0 6.5% Dividend $1,758.6 32.7% New CMBS 5,025.0 93.5 Repay Public Debt(1) 2,300.0 42.8 Repay Existing Bank Debt 1,104.5 20.5 Tender Premium—Public Bonds 141.9 2.6 Financing Fees & Expenses 70.0 1.3 Total $5,375.0 100.0% Total $5,375.0 100.0% Dividend Per Share(2) $30.73 (1) Public debt amount represents face value of bonds. (2) Based on 57.235 million basic shares outstanding. CONFIDENTIAL 18

Station Casinos Pro Forma Capitalization Scenario 1—Rollover Public Debt ($ in millions) 6/30/2007 2007 2008 2009 2010 2011 2012 $8,000 $8,000 6,000 $372.3 $426.0 $446.2 $682.8 $215.1 $326.5 $18.9 6,000 4,000 $2,725.0 $2,725.0 $2,725.0 $2,725.0 $2,725.0 $2,725.0 $2,725.0 4,000 2,000 2,000 $2,300.0 $2,300.0 $2,300.0 $2,300.0 $2,300.0 $2,300.0 $2,300.0 0 0 Total Debt $5,397.3 $5,451.0 $5,471.2 $5,707.8 $5,240.1 $5,351.5 $5,043.9 Scenario 2—Refinance Public Debt with CMBS ($ in millions) 6/30/2007 2007 2008 2009 2010 2011 2012 $8,000 $8,000 6,000 $372.3 $439.4 $484.2 $748.1 $310.8 $455.4 $55.0 6,000 4,000 4,000 $5,025.0 $5,025.0 $5,025.0 $5,025.0 $5,025.0 $5,025.0 $5,025.0 2,000 2,000 0 0 Total Debt $5,397.3 $5,464.4 $5,509.2 $5,773.1 $5,335.8 $5,480.4 $5,080.0 Bank Debt & Other CMBS Public Debt Note:  Forecast used in this analysis is based on the operating assumptions provided by management. CONFIDENTIAL 19

Station Casinos Leverage & Coverage Statistics Total Debt / EBITDA 12.0x 12.0x 10.0 9.0x 9.0x 10.0 8.2x 8.2x 8.0 7.3x 7.4x 8.0 6.7x 6.7x 5.7x 5.3x 5.3x 6.0 5.2x 5.0x 5.1x 6.0 4.5x 4.1x 4.1x 4.2x 4.0 3.0x 2.8x 4.0 2.1x 2.0 2.0 0.0 0.0 6/30/2007 2007 2008 2009 2010 2011 2012 EBITDA / Cash Interest Expense 7.0x 7.0x 5.9x 6.0 6.0 5.0x 5.0 4.2x 5.0 4.0 3.5x 4.0 3.0x 3.2x 2.6x 2.7x 2.5x 2.8x 2.8x 3.0 2.3x 2.5x 3.0 1.9x 2.2x 2.0x 1.6x 1.6x 1.8x 2.0 1.4x 1.4x 2.0 1.0 1.0 0.0 0.0 6 mos 6/30/2007 2007 2008 2009 2010 2011 2012 Status Quo Scenario 1 - Rollover Public Debt Scenario 2 - Refinance Public Debt with CMBS CONFIDENTIAL 20

BEAR STEARNS

Station Casinos

Illustrative Stock Price Analysis—Based on Current EBITDA Multiple

On an EBITDA multiple basis, the key question is how the recapitalized company will trade, since there is otherwise no value created or lost (other than transaction costs) by adding leverage to pay a dividend.

($ in millions, except per share data)

	Theoretical Valuation			Recap 1—Rollover Public Debt			Recap 2—Repay Public Debt w/ CMBS		
2007 EBITDA Multiple	9.0x	10.0x	11.0x	9.0x	10.0x	11.0x	9.0x	10.0x	11.0x
2007 Nevada Ops EBITDA	$549.0	$549.0	$549.0	$549.0	$549.0	$549.0	$549.0	$549.0	$549.0
Nevada Ops Enterprise Value	**$4,941.2**	**$5,490.2**	**$6,039.2**	**$4,941.2**	**$5,490.2**	**$6,039.2**	**$4,941.2**	**$5,490.2**	**$6,039.2**
Development Opportunities[(1)]	532.1	532.1	532.1	532.1	532.1	532.1	532.1	532.1	532.1
NA Contracts & Advances to Tribes[(2)]	797.4	797.4	797.4	797.4	797.4	797.4	797.4	797.4	797.4
Land Held for Development—No Current Development Plans[(3)]	1,464.8	1,464.8	1,464.8	1,464.8	1,464.8	1,464.8	1,464.8	1,464.8	1,464.8
Implied Enterprise Value	**$7,735.4**	**$8,284.4**	**$8,833.5**	**$7,735.4**	**$8,284.4**	**$8,833.5**	**$7,735.4**	**$8,284.4**	**$8,833.5**
Less: Debt[(4)]	(3,656.6)	(3,656.6)	(3,656.6)	(5,747.5)	(5,747.5)	(5,747.5)	(5,747.5)	(5,747.5)	(5,747.5)
Implied Equity Value	**$4,078.8**	**$4,627.8**	**$5,176.9**	**$1,987.9**	**$2,536.9**	**$3,085.9**	**$1,987.9**	**$2,536.9**	**$3,085.9**
Fully Diluted Shares[(5)]	59.041	59.086	59.122	60.187	60.358	60.468	59.961	60.131	60.242
Implied Price per Share	**$69.08**	**$78.32**	**$87.56**	**$33.03**	**$42.03**	**$51.03**	**$33.15**	**$42.19**	**$51.23**
Dividend	$--	$--	$--	$33.80	$33.80	$33.80	$30.73	$30.73	$30.73
Total Value	**$69.08**	**$78.32**	**$87.56**	**$66.83**	**$75.83**	**$84.83**	**$63.88**	**$72.92**	**$81.95**

(1) Represents midpoint value of Land Held for Development—Current Development Plans based on the present value of discounted cash flows.
(2) Sum of the midpoint of the sensitivity analysis on the present value of discounted cash flows of fees to Station over the term of the contracts based on management estimates and $178 million in advances to tribes (current balance).
(3) Represents the midpoint value of land which will not be developed during the projection period based on management estimates.
(4) Debt as of 12/31/06. Includes 50% of Green Valley's and Aliante's 12/31/06 net debt balances of $282.5 and $150.0 million, respectively, in total net debt.
(5) Based on the treasury method.

CONFIDENTIAL

21

Station Casinos Impact of Increased Leverage on Cost of Equity “Financial leverage does not affect the risk or the expected return on the firm’s assets [WACC], but it does push up the risk of the common stock [cost of equity].”–Brealey Myers & Allen, Principles of Corporate Finance(1) Implied Cost of Equity Assuming Constant WACC(2) Recap 1—Rollover Public Debt Recap 2—Repay Public Debt w/ CMBS Illustrative WACC Range(3) 8.0% 9.0% 10.0% 8.0% 9.0% 10.0% Pre-Tax Cost of Debt 7.1 7.1 7.1 7.9 7.9 7.9 After-Tax Cost of Debt @ 38% 4.4 4.4 4.4 4.9 4.9 4.9 Multiply by: Pro Forma Debt/Capitalization 69.4 69.4 69.4 69.4 69.4 69.4 Cost of Debt - Portion 3.1% 3.1% 3.1% 3.4% 3.4% 3.4% Implied Cost of Equity - Portion 4.9% 5.9% 6.9% 4.6% 5.6% 6.6% Divide by: Pro Forma Equity/Capitalization 30.6 30.6 30.6 30.6 30.6 30.6 Implied Cost of Equity 16.1% 19.4% 22.7% 15.0% 18.3% 21.6% Although none of the comparable companies have such high cost of equity, reaching these cost of equity levels is not unreasonable at the proposed recapitalization leverage if the gaming industry begins to experience any distress Sponsor IRR Sensitivity Assumed Acquisition Price / Share $82.00 $84.00 $86.00 $88.00 $90.00 9.0x LTM EBITDA Exit Multiple—Nevada Operations 23.7% 22.3% 21.0% 19.8% 18.6% At the same level of leverage in the LBO and recapitalization scenarios, the implied sponsor’s expected rate of return is in-line with the higher cost of equity calculations illustrated above (1) Source: Brealey Myers & Allen, Principles of Corporate Finance, Chapter 17 “Does Debt Policy Matter”. (2) This analysis does not factor in the impact of the debt tax shield, asymmetric market information and other issues on the assumption that the WACC remains constant regardless of leverage. (3) Please see illustrative WACC range calculation in Appendix C. CONFIDENTIAL 22

Station Casinos Cost of Equity and WACC—Comparable Companies The industry cost of equity and WACC are generally higher than that of Station Casinos(1) Company Cost of Equity(2) Weighted Average Cost of Capital(2) Large Cap: Las Vegas Sands Corp. 16.2% 12.4% MGM Mirage Inc. 10.5 8.5 Harrahs Entertainment Inc. 10.2 8.3 Wynn Resorts Limited 12.7 10.1 Boyd Gaming Corp. 11.9 9.4 Penn National Gaming 11.8 9.2 Mid Cap: Ameristar Casinos Inc. 13.5% 10.5% Pinnacle Entertainment Inc. 13.7 11.0 Mean 12.6% 9.9% (1) Station Casinos cost of equity and WACC are 9.8-11.5% and 8.1-9.3%, respectively. See detailed calculation in Appendix C on page 40. (2) See detailed calculation in Appendix C on page 40. CONFIDENTIAL 23

Station Casinos Discounted Stock Price Analysis—Recapitalization An alternative methodology—based on a discounted present value of theoretical future stock prices—shows (at much higher implied values based on 8.0x-10.0x 2012E EBITDA multiples) the theoretical incremental value from a recapitalization at a range of costs of equity for the recapitalized company. Present Value as of December 31, 2006 $120.00 $120.00 Theoretical Recap A: Recap B: Valuation Rollover Public Debt Repay Public Debt w/ CMBS 110.00 $107.00 110.00 $103.00 $99.00 100.00 100.00 $96.00 $92.00 90.00 90.00 $87.00 80.00 $82.50 80.00 $80.50 $80.50 $76.50 70.00 70.00 11.0% 12.0%-14.0% 17.0%-19.0% 12.0%-14.0% 17.0%-19.0% Cost of Equity Note: Valuation above based on range of 2012 EBITDA multiples of 8.0x-10.0x applied to 2012 Nevada Operations EBITDA. (1) Present value discounted to 1/1/07. CONFIDENTIAL 24

Station Casinos Discounted Stock Price Analysis—Difference from Theoretical Value At a constant EBITDA multiple and cost of equity, a recapitalization may be worth $7.00 - $12.00 in additional value based on a discounted future stock price analysis. $ Difference from Discounted Future Theoretical Value @ 11.0% Cost of Equity(1) Company’s Current Illustrative Highly Levered Cost of Equity Slightly Higher Peer Group Cost of Equity Cost of Equity 11.0% 12.0% 14.0% 17.0% 19.0% Recap 1—Rollover Public Debt $11.15 $8.94 $4.92 ($0.25) ($3.22) Recap 2—Repay Public Debt w/ CMBS 6.80 4.66 0.77 (4.26) (7.13) However, the increased leverage from the recapitalization may significantly increase the risk profile of the common equity, and drive a corresponding increase in the cost of equity  “[Modigliani and Millers’s] Proposition 2 says that the rate of return [equity holders] can expect to receive on their shares increases as the firm’s debt-equity ratio increases....any increase in expected return is exactly offset by an increase in risk and therefore in shareholders’ required rate of return.”(2) (1) The results of this analysis represent per share differences of values based on a 2012 EBITDA multiple of 9.0x. Please see calculations on the following pages. (2) Source: Brealey Myers & Allen, Principles of Corporate Finance, Chapter 17 “Does Debt Policy Matter”. CONFIDENTIAL 25

BEAR STEARNS

Station Casinos

Illustrative Weighted Average Cost of Capital Calculations—Station Casinos

Illustrative WACC Calculation

	Equity Risk Premium Low	Equity Risk Premium High
Equity Risk Premium (R_m - R_f)	5.00%[1]	7.08%[2]
Multiply by: Station Casinos Levered Beta	0.832	0.832
Adjusted Equity Risk Premium	4.16%	5.89%
Add: Risk-Free Rate of Return (R_f)	4.79%	4.79%
Size Premium	0.85%	0.85%
Cost of Equity—Station Casinos	**9.80%**	**11.53%**
Multiply by: Comps Average E/(D+E)	68.9%	68.9%
Cost of Equity Portion	**6.75%**	**7.94%**
Cost of Debt (K_d)—Station Casinos	**7.00%**	**7.00%**
After-Tax Cost of Debt	4.34%	4.34%
Multiply by: Comps Average D/(D+E)	31.1%	31.1%
Cost of Debt Portion	**1.35%**	**1.35%**
WACC—Station Casinos	**8.10%**	**9.29%**

Key Assumptions

Equity Risk Premium (R_m - R_f)	5.00–7.08%[1][2]
Risk-Free Rate of Return (R_f)[3]	4.79
Assumed Cost of Debt (K_d)	7.00
Assumed Tax Rate for Station Casinos	38.0
Assumed Tax Rate for Comp. Companies	40.0

Beta Determination

($ in millions)

Company	Historical Adjusted Beta[4]	Predicted Levered Beta[5]	Market Value of Equity[6]	Total Debt and Pfd. Stock	Leverage Ratios D/E	Leverage Ratios D/(D+E)	Unlevered Beta[7] Historical Adjusted Beta	Unlevered Beta[7] Predicted Levered Beta	Cost of Equity[9]	WACC[9]
Station Casinos	**0.730**	**1.190**	**$4,821**	**$3,837**	**79.6%**	**44.3%**	**0.494**	**0.805**		
Large Cap										
Las Vegas Sands	1.780	1.480	$35,996	$4,030	11.2%	10.1%	1.668	1.387	16.2%	12.4%
MGM Mirage Inc.	0.970	1.198	20,651	13,127	63.6%	38.9%	0.702	0.867	10.5%	8.5%
Harrah's Ent.	0.870	1.239	16,357	10,719	65.5%	39.6%	0.624	0.889	10.2%	8.3%
Wynn Resorts	0.790	1.313	11,907	2,155	18.1%	15.3%	0.713	1.184	12.7%	10.1%
Boyd Gaming	0.900	1.401	4,194	2,858	68.1%	40.5%	0.639	0.994	11.9%	9.4%
Penn National	1.030	1.240	3,704	3,002	81.1%	44.8%	0.693	0.834	11.8%	9.2%
Small Cap										
Ameristar Casinos	1.090	1.347	1,743	859	49.3%	33.0%	0.841	1.040	13.5%	10.5%
Pinnacle Ent.	1.020	1.349	1,722	637	37.0%	27.0%	0.835	1.104	13.7%	11.0%

Station Casinos Unlevered Beta (Average of Historical and Predicted)	**0.650**
Comps Avg. Debt/Equity Ratio (Translates to Debt/Total Capital Ratio of 31.0%)	45.2%
Station Casinos Levered Beta[8]	**0.832**

(1) Reflects Bear Stearns' judgmental synthesis of various academic views and financial and market perspectives, including (a) the current supply-side model expected equity risk premium (i.e., 6.28%) and the current long-term historical geometric average equity risk premium (i.e., 5.05%) per Ibbotson Associates' *Stock, Bonds, Bills and Inflation, Valuation Edition 2006 Yearbook*, (b) the recommended prospective long-term arithmetic average equity risk premium (i.e., 4.50–5.00%) per Dimson, Marsh and Staunton's "The Worldwide Equity Premium: A Smaller Puzzle" and *Triumph of the Optimists*, (c) the recommended expected arithmetic equity risk premium (i.e., 3.50%–7.00%, as adjusted) per Brealey, Myers and Allen's *Principles of Corporate Finance (Eighth Edition)*, (d) the recommended expected arithmetic equity risk premium (i.e., 5.00%, with a range of 3.50%–6.00%) per Brigham and Ehrhardt's *Financial Management: Theory and Practice (Eleventh Edition)* and (e) a survey of the current practices of our competitors as well as other academic and practitioner points of view.

(2) Represents current long-term historical arithmetic average equity risk premium per Ibbotson Associates' *Stock, Bonds, Bills and Inflation, Valuation Edition 2006 Yearbook*.

(3) Source: Bloomberg. Equal to the interpolated yield on the 20-year US Treasury bond as of January 18, 2007.

(4) Source: Based on Bloomberg adjusted beta for the past five years on a weekly basis as of January 2007.

(5) Source: Station Casino's Barra beta as of November 2006. Comparable Companies' Barra betas as of December 2006.

(6) Equity values based on closing prices as of January 18, 2007.

(7) Unlevered Beta = Levered Beta/[1 + ((D/E) * (1-T))].

(8) Levered Beta = Unlevered Beta * [1 + ((D/E) * (1-T))].

(9) Calculated in the same manner as that of Station Casinos using the midpoint of the levered and unlevered Historical Adjusted Beta and Predicted Beta and the midpoint of the Equity Risk Premium.

CONFIDENTIAL

40

Station Casinos Illustrative WACC Sensitivity Analysis—Station Casinos WACC Sensitivity Analysis—5.00% Equity Risk Premium(1) WACC Debt-to-Total Assumed Cost Assumed Unlevered Beta Capital Ratio of Debt 0.549 0.599 0.649 0.699 0.749 25.0% 6.75% 7.8% 8.0% 8.2% 8.4% 8.7% 25.0% 6.88 7.8 8.0 8.2 8.5 8.7 31.0% 7.00 7.7 7.9 8.1 8.3 8.5 35.0% 7.13 7.6 7.8 8.0 8.2 8.5 40.0% 7.25 7.5 7.7 7.9 8.2 8.4 WACC Sensitivity Analysis—7.08% Equity Risk Premium(2) WACC Debt-to-Total Assumed Cost Assumed Unlevered Beta Capital Ratio of Debt 0.549 0.599 0.649 0.699 0.749 20.0% 6.75% 8.9% 9.3% 9.6% 9.9% 10.3% 25.0 6.88 8.8 9.1 9.5 9.8 10.1 31.3 7.00 8.7 9.0 9.3 9.6 9.9 35.0 7.13 8.6 8.9 9.2 9.5 9.8 40.0 7.25 8.5 8.8 9.1 9.4 9.7 Bear Stearns’ WACC Range for Station Casinos: 8.00%–10.00% (1) Reflects Bear Stearns’ judgmental synthesis of various academic views and financial and market perspectives, including (a) the current supply-side model expected equity risk premium (i.e., 6.28%) and the current long-term historical geometric average equity risk premium (i.e., 5.05%) per Ibbotson Associates’ Stock, Bonds, Bills and Inflation, Valuation Edition 2006 Yearbook, (b) the recommended prospective long-term arithmetic average equity risk premium (i.e., 4.50–5.00%) per Dimson, Marsh and Staunton’s “The Worldwide Equity Premium: A Smaller Puzzle” and Triumph of the Optimists, (c) the recommended expected arithmetic equity risk premium (i.e., 3.50%–7.00%, as adjusted) per Brealey, Myers and Allen’s Principles of Corporate Finance (Eighth Edition), (d) the recommended expected arithmetic equity risk premium (i.e., 5.00%, with a range of 3.50%–6.00%) per Brigham and Ehrhardt’s Financial Management: Theory and Practice (Eleventh Edition) and (e) a survey of the current practices of our competitors as well as other academic and practitioner points of view. (2) Represents current long-term historical arithmetic average equity risk premium per Ibbotson Associates’ Stock, Bonds, Bills and Inflation, Valuation Edition 2006 Yearbook. CONFIDENTIAL 41